UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Sotheby's Response to Third Point Litigation

NEW YORK, March 25, 2014 (GLOBE NEWSWIRE) -- Sotheby's (NYSE:BID) issued the following in response to reports that Third Point has filed litigation against the Company.

Late last year, Sotheby's adopted a one-year shareholder rights plan, which expires in October 2014 and cannot be extended beyond October 2014 without shareholder approval. It is similar to those adopted by numerous publicly traded companies facing similar situations. Sotheby's shareholder rights plan was adopted in response to rapid accumulations of significant portions of the Company's outstanding common stock, including through derivatives.

The Board believes this plan is an important tool to ensure that all Sotheby's shareholders are treated fairly, including in the context of rapid accumulations by 13D filers. The plan is designed to limit the ability of any person or group to seize control of the Company without appropriately compensating all Sotheby's shareholders. It provides the Board and shareholders with time to make informed judgments. It does not affect trading by passive investors inasmuch as it allows such investors to accumulate as much as 20% of Sotheby's common stock and has no impact on a takeover proposal for the entire company acceptable by the holders of a majority of Sotheby's shares.

The Company intends to review Third Point's complaint regarding the rights plan once it has been served with it, and continues to believe that the Board's decisions to adopt and maintain the 12-month rights plan are both valid and legal.

Forward-looking Statements

This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.